EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2022 Financial Results

- Record quarterly sales of $4.68 billion
- Record quarterly gross profit of $1.50 billion driven by strong gross profit margin of 31.9%
- Record quarterly pretax income of $762.6 million and margin of 16.3%
- Record quarterly EPS of $9.15
- Repurchased ~1.1 million common shares for a total of $193.9 million
- Replenished existing share repurchase program to $1 billion

LOS ANGELES, July 28, 2022 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2022.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Six Months Ended June 30,		Year- Over-Year		Quarter- Over- Quarter
	Q2 2022	Q1 2022	% Change	2022	2021	% Change	Q2 2021	% Change
Income Statement Data:
Net sales	$4,681.2	$4,485.8	4.4%	$9,167.0	$6,257.2	46.5%	$3,418.8	36.9%
Gross profit[1]	$1,495.4	$1,387.1	7.8%	$2,882.5	$2,035.9	41.6%	$1,082.2	38.2%
Gross profit margin[1]	31.9%	30.9%	1.0%	31.4%	32.5%	(1.1%)	31.7%	0.2%
Non-GAAP gross profit margin[1,2]	31.9%	31.1%	0.8%	31.5%	32.5%	(1.0%)	31.7%	0.2%
LIFO expense	$12.5	$37.5		$50.0	$300.0		$200.0
LIFO expense as a % of net sales	0.3%	0.8%	(0.5%)	0.5%	4.8%	(4.3%)	5.8%	(5.5%)
LIFO expense per diluted share, net of tax	$0.15	$0.45		$0.59	$3.48		$2.31
Non-GAAP pretax expense (income) adjustments²	$0.3	$7.2		$7.5	$(3.2)		$(1.3)
Pretax income	$762.6	$697.2	9.4%	$1,459.8	$803.1	81.8%	$444.1	71.7%
Non-GAAP pretax income[2]	$762.9	$704.4	8.3%	$1,467.3	$799.9	83.4%	$442.8	72.3%
Pretax income margin	16.3%	15.5%	0.8%	15.9%	12.8%	3.1%	13.0%	3.3%
Net income attributable to Reliance	$572.8	$523.3	9.5%	$1,096.1	$596.0	83.9%	$329.1	74.1%
Diluted EPS	$9.15	$8.33	9.8%	$17.49	$9.20	90.1%	$5.08	80.1%
Non-GAAP diluted EPS[2]	$9.15	$8.42	8.7%	$17.57	$9.17	91.6%	$5.06	80.8%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$270.2	$404.0	(33.1%)	$674.2	$263.4	156.0%	$101.6	165.9%
Free cash flow[3]	$182.7	$337.3	(45.8%)	$520.0	$139.6	272.5%	$21.5	749.8%
Net debt-to-total capital[4]	14.3%	14.4%		14.3%	14.0%		14.0%
Net debt-to-EBITDA[2,5]	0.4x	0.4x		0.4x	0.7x		0.7x
Total debt-to-EBITDA[2,5]	0.6x	0.7x		0.6x	1.2x		1.2x

Capital Allocation Data:
Capital expenditures	$87.5	$66.7		$154.2	$123.8		$80.1
Dividends	$53.9	$56.7		$110.6	$88.6		$43.8
Share repurchases	$193.9	$17.1		$211.0	$24.0		$24.0

Key Business Metrics:
Tons sold	1,455.9	1,417.7	2.7%	2,873.6	2,833.7	1.4%	1,424.0	2.2%
Tons sold (same-store)	1,411.7	1,374.2	2.7%	2,785.9	2,833.7	(1.7%)	1,424.0	(0.9%)
Average selling price per ton sold	$3,240	$3,186	1.7%	$3,213	$2,220	44.7%	$2,418	34.0%
Average selling price per ton sold (same-store)	$3,159	$3,116	1.4%	$3,138	$2,220	41.4%	$2,418	30.6%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance delivered an exceptional second quarter with record-setting financial performance and outstanding operational execution,” said Jim Hoffman, Chief Executive Officer of Reliance. “We achieved all-time high quarterly net sales of $4.68 billion, which, when combined with an enhanced gross profit margin of 31.9% and continued strong operating leverage, resulted in record quarterly earnings per share of $9.15 as well as significant cash flow to fuel our growth and stockholder return priorities. These results were supported by ongoing healthy demand in most of the end markets we serve and continued elevated pricing levels for the majority of the products we sell.”

Mr. Hoffman continued, “Our model continues to prove resilient amidst challenging macroeconomic circumstances bolstered by our diverse array of products, end markets and geographies, as well as consistent support from our domestic suppliers and deep-rooted relationships with our customers. Our broad geographic footprint of approximately 315 service centers strategically located in close proximity to our end customers provides us a unique competitive advantage by enabling quick turnaround with approximately 40% of our orders delivered within 24 hours. In addition, our proprietary fleet of over 1,700 trucks mitigates the impacts of increased transportation costs in the current inflationary environment.”

Mr. Hoffman concluded, “Looking ahead, we will maintain our focus on execution and continuous improvement, despite macroeconomic challenges including inflation, recessionary concerns and labor and supply-related pressures. As we begin to navigate an environment with overall declining metal prices, the core tenets of our model, including our value-added processing capabilities; product, end market and geographic diversity; and smaller order sizes with quick turnaround supported by our proprietary fleet of trucks, will collectively help provide a stabilizing effect to our selling prices and margins. In addition, our customers tend to hold less inventory in times of declining metal prices and increase their reliance on us to provide the metal they need quickly and more frequently, as well as to fulfill their value-added processing needs. Finally, I’d like to reiterate that Reliance remains well positioned to navigate challenging environments, as we have done so successfully in the past, and we are prepared to help America rebuild as ever-increasing infrastructure needs continue.”

End Market Commentary
Reliance provides a wide range of products and processing services to broad and diverse end markets, generally in small quantities on a when-needed basis. The Company’s tons sold in the second quarter of 2022 increased 2.7% compared to the first quarter of 2022, surpassing Reliance’s expectations of flat to up 2.0%, due to continued healthy demand throughout the quarter.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved steadily in the second quarter. Reliance remains cautiously optimistic that demand for non-residential construction activity in the key areas in which the Company participates will remain steady into the third quarter of 2022.

Demand for the toll processing services Reliance provides to the automotive market remained steady during the second quarter despite ongoing supply chain challenges, including the continued impact of the global microchip shortage on new vehicle production levels. Reliance is cautiously optimistic that demand for its toll processing services will remain solid into the third quarter of 2022.

Demand across the broader manufacturing sectors Reliance serves, including industrial machinery and consumer products, declined compared to the first quarter of 2022. On a year-over-year basis, however, demand for industrial machinery improved and remains at healthy levels. Underlying demand in heavy industry was mixed in the second quarter with construction equipment continuing to improve at a healthy rate. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the third quarter of 2022.

Semiconductor demand remained robust during the second quarter and continues to be one of Reliance’s strongest end markets, which is expected to continue throughout the third quarter of 2022. Reliance will continue to make investments to increase its capacity to service significant expansion of semiconductor fabrication in the United States.

Demand in commercial aerospace continued to recover during the second quarter. Reliance is cautiously optimistic that demand in commercial aerospace will continue to steadily improve in the third quarter of 2022 as build rates increase. Demand in the military, defense and space portions of Reliance’s aerospace business remained strong with solid backlogs, which is expected to continue throughout the third quarter of 2022.

Demand in the energy (oil and natural gas) market experienced continued strength in the second quarter due to increased drilling activity resulting from higher oil and natural gas prices. Reliance is cautiously optimistic demand will continue to recover throughout the third quarter of 2022.

Balance Sheet & Cash Flow
At June 30, 2022, Reliance had cash and cash equivalents of $504.5 million. Reliance’s total debt outstanding was $1.66 billion as of June 30, 2022, with a net debt-to-EBITDA ratio of 0.4x and no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $270.2 million in the second quarter of 2022, driven by the Company’s record earnings, despite over $400 million in additional working capital requirements.

Stockholder Return Activity
On July 26, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.875 per share of common stock, payable on September 2, 2022 to stockholders of record as of August 19, 2022. Reliance has paid regular quarterly cash dividends for 63 consecutive years without reduction or suspension and has increased the dividend 29 times since its 1994 IPO.

In the second quarter of 2022, the Company repurchased approximately 1.1 million shares of its common stock at an average cost of $178.61 per share, for a total of $193.9 million. Reliance repurchased $24.0 million of its common stock during the second quarter of 2021. Subsequent to the end of the quarter, as of July 26, 2022, Reliance repurchased approximately 582 thousand shares of its common stock at an average cost of $171.94 per share, for a total of $100.0 million, bringing total repurchases by the Company to $598.4 million at an average cost of $163.55 per share under its $1 billion share repurchase plan authorized on July 20, 2021.

On July 26, 2022, the Board of Directors approved an amendment of Reliance’s share repurchase plan, refreshing the repurchase authorization to $1 billion without a set expiration date. The Company expects to maintain its flexible approach to capital allocation, focusing on both growth and stockholder return activities, including opportunistic repurchases of its common stock.

Corporate Developments
On May 19, 2022, Reliance announced the retirement of Michael P. Shanley effective December 2022 and, consistent with the Board’s strategic executive leadership succession plan, the promotions of Stephen P. Koch to Executive Vice President and Chief Operating Officer and Michael R. Hynes to Senior Vice President, Operations, each effective July 1, 2022. As of July 1, 2022, Mr. Shanley transitioned from his role as Senior Vice President, Operations, to Special Advisor to facilitate the transition of his responsibilities and to support other special projects.

Business Outlook
Reliance remains cautiously optimistic about business conditions in 2022 with solid underlying demand trends expected to continue across the vast majority of the key end markets it serves. The Company expects shipment levels to be impacted by normal seasonal patterns, which include a decline in shipping volumes due to planned customer shutdowns and vacation schedules. As a result, the Company estimates tons sold will be down 3% to 5% in the third quarter of 2022 compared to the second quarter of 2022. In addition, Reliance expects its average selling price per ton sold for the third quarter of 2022 to be down 5% to 7% compared to the second quarter of 2022 driven by declines in pricing for many of its products, notably for carbon, stainless and aluminum flat-rolled products, partially offset by improving demand and pricing for higher value products sold into the aerospace, energy and semiconductor end markets. Based on these expectations, Reliance estimates non-GAAP earnings per diluted share in the range of $6.00 to $6.20 for the third quarter of 2022.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2022 financial results and business outlook will be held today, July 28, 2022 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13730870. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning today at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on August 11, 2022, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13730870. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2021, Reliance’s average order size was $3,050, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. political and economic conditions such as inflation and economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of inflation, economic recession, COVID-19, the conflict between Russian and Ukraine or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, economic recession, the COVID-19 pandemic or the Russia-Ukraine conflict and related economic effects, but they could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2022	Q1 2022	Sequential Quarter Change	Q2 2021	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,169.1	1,125.7	3.9%	1,156.4	1.1%	(0.8%)	23.8%
Stainless steel	80.3	86.8	(7.5%)	81.1	(1.0%)	14.1%	51.0%
Aluminum	85.2	87.8	(3.0%)	78.4	8.7%	6.8%	32.4%
Alloy	37.9	39.7	(4.5%)	35.5	6.8%	12.1%	36.5%

	Sales ($'s in millions; % change)
	Q2 2022	Q1 2022	Sequential Quarter Change	Q2 2021	Year-Over-Year Change
Carbon steel	$2,625.8	$2,547.5	3.1%	$2,098.1	25.2%
Stainless steel	$807.1	$764.9	5.5%	$539.5	49.6%
Aluminum	$716.8	$692.8	3.5%	$498.8	43.7%
Alloy	$196.6	$183.7	7.0%	$134.9	45.7%

Year-to-Date (6 Months) 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2022	2021	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	2,294.8	2,302.1	(0.3%)	38.1%
Stainless steel	167.1	162.0	3.1%	53.5%
Aluminum	173.0	156.3	10.7%	32.5%
Alloy	77.6	69.9	11.0%	35.7%

	Sales ($'s in millions; % change)
	2022	2021	Year-Over-Year Change
Carbon steel	$5,173.3	$3,757.3	$37.7%
Stainless steel	$1,572.0	$992.4	$58.4%
Aluminum	$1,409.6	$961.6	$46.6%
Alloy	$380.3	$252.2	$50.8%

	Sales by Product ($'s as a % of total sales)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Carbon steel tubing	12%	12%	12%	12%
Carbon steel plate	11%	12%	11%	12%
Carbon steel structurals	9%	9%	9%	9%
Hot-rolled steel sheet & coil	9%	11%	10%	10%
Carbon steel bar	5%	5%	5%	6%
Galvanized steel sheet & coil	5%	6%	5%	6%
Cold-rolled steel sheet & coil	3%	4%	3%	3%
Carbon steel	54%	59%	55%	58%

Stainless steel bar & tube	8%	6%	7%	6%
Stainless steel sheet & coil	7%	7%	8%	7%
Stainless steel plate	2%	2%	2%	2%
Stainless steel	17%	15%	17%	15%

Aluminum bar & tube	5%	4%	5%	5%
Common alloy aluminum sheet & coil	4%	4%	4%	4%
Heat-treated aluminum plate	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%
Aluminum	15%	14%	15%	15%

Alloy bar & rod	3%	3%	3%	3%
Alloy tube	1%	1%	1%	1%
Alloy	4%	4%	4%	4%

Miscellaneous	5%	3%	4%	3%
Toll processing & logistics	3%	4%	3%	4%
Copper & brass	2%	1%	2%	1%
Other	10%	8%	9%	8%

Total	100%	100%	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$4,681.2	$3,418.8	$9,167.0	$6,257.2

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	3,185.8	2,336.6	6,284.5	4,221.3
Warehouse, delivery, selling, general and administrative (SG&A)	648.6	563.3	1,260.5	1,081.8
Depreciation and amortization	59.3	58.5	118.4	115.4
	3,893.7	2,958.4	7,663.4	5,418.5

Operating income	787.5	460.4	1,503.6	838.7

Other expense:
Interest expense	15.6	15.7	31.2	31.4
Other expense, net	9.3	0.6	12.6	4.2
Income before income taxes	762.6	444.1	1,459.8	803.1
Income tax provision	188.7	113.9	361.3	204.7
Net income	573.9	330.2	1,098.5	598.4
Less: net income attributable to noncontrolling interests	1.1	1.1	2.4	2.4
Net income attributable to Reliance	$572.8	$329.1	$1,096.1	$596.0

Earnings per share attributable to Reliance stockholders:
Diluted	$9.15	$5.08	$17.49	$9.20
Basic	$9.29	$5.17	$17.75	$9.36

Shares used in computing earnings per share:
Diluted	62,594	64,793	62,688	64,752
Basic	61,657	63,663	61,744	63,654

Cash dividends per share	$0.875	$0.6875	$1.75	$1.375

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2022	2021*
ASSETS
Current assets:
Cash and cash equivalents	$504.5	$300.5
Accounts receivable, less allowance for credit losses of $31.8 at June 30, 2022 and $26.7 at December 31, 2021	2,053.3	1,683.0
Inventories	2,352.1	2,065.0
Prepaid expenses and other current assets	106.2	111.6
Income taxes receivable	7.8	—
Total current assets	5,023.9	4,160.1
Property, plant and equipment:
Land	260.7	260.1
Buildings	1,298.6	1,285.0
Machinery and equipment	2,346.0	2,241.4
Accumulated depreciation	(2,017.0)	(1,949.7)
Property, plant and equipment, net	1,888.3	1,836.8
Operating lease right-of-use assets	221.5	224.6
Goodwill	2,109.4	2,107.6
Intangible assets, net	1,045.8	1,077.7
Cash surrender value of life insurance policies, net	32.5	44.9
Other assets	81.3	84.3
Total assets	$10,402.7	$9,536.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$663.8	$453.9
Accrued expenses	175.8	148.2
Accrued compensation and retirement costs	222.9	294.0
Accrued insurance costs	39.5	41.0
Current maturities of long-term debt and short-term borrowings	509.7	5.0
Current maturities of operating lease liabilities	53.9	58.6
Income taxes payable	—	64.3
Total current liabilities	1,665.6	1,065.0
Long-term debt	1,138.0	1,642.0
Operating lease liabilities	166.8	162.5
Deferred compensation and retirement costs	80.2	81.0
Other long-term liabilities	6.9	7.0
Deferred income taxes	482.1	484.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—60,869 at June 30, 2022 and 61,806 at December 31, 2021	0.1	0.1
Retained earnings	6,942.5	6,155.3
Accumulated other comprehensive loss	(88.3)	(68.9)
Total Reliance stockholders’ equity	6,854.3	6,086.5
Noncontrolling interests	8.8	7.2
Total equity	6,863.1	6,093.7
Total liabilities and equity	$10,402.7	$9,536.0

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2022	2021
Operating activities:
Net income	$1,098.5	$598.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118.4	115.4
Provision for credit losses	6.6	6.7
Deferred income tax benefit	(0.7)	(0.2)
Stock-based compensation expense	29.8	37.9
Net loss on life insurance policies and deferred compensation plan assets	15.4	2.3
Other	3.1	(4.0)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(380.6)	(568.3)
Inventories	(291.2)	(217.8)
Prepaid expenses and other assets	29.2	32.1
Accounts payable and other liabilities	45.7	260.9
Net cash provided by operating activities	674.2	263.4

Investing activities:
Purchases of property, plant and equipment	(154.2)	(123.8)
Proceeds from sales of property, plant and equipment	9.2	26.1
Other	(4.4)	(0.9)
Net cash used in investing activities	(149.4)	(98.6)

Financing activities:
Net short-term debt repayments	(0.8)	(0.8)
Dividends and dividend equivalents paid	(110.6)	(88.6)
Share repurchases	(211.0)	(24.0)
Payments for taxes related to net share settlements	(17.1)	(8.3)
Other	23.0	(0.7)
Net cash used in financing activities	(316.5)	(122.4)
Effect of exchange rate changes on cash and cash equivalents	(4.3)	1.7
Increase in cash and cash equivalents	204.0	44.1
Cash and cash equivalents at beginning of year	300.5	683.5
Cash and cash equivalents at end of period	$504.5	$727.6

Supplemental cash flow information:
Interest paid during the period	$30.3	$30.3
Income taxes paid during the period, net	$427.2	$181.3

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2022	2021
Net income attributable to Reliance	$572.8	$523.3	$329.1	$9.15	$8.33	$5.08
Restructuring charges	0.3	1.1	—	—	0.02	—
Acquisition-related and non-recurring expenses of acquisitions	—	8.1	—	—	0.13	—
Gains related to sales of non-core assets	—	(2.0)	(1.3)	—	(0.03)	(0.02)
Income tax (benefit) expense related to above items	(0.1)	(1.8)	0.3	—	(0.03)	—
Non-GAAP net income attributable to Reliance	$573.0	$528.7	$328.1	$9.15	$8.42	$5.06

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2022	2021	2022	2021
Net income attributable to Reliance		$1,096.1	$596.0	$17.49	$9.20
Restructuring charges		1.4	0.1	0.02	—
Acquisition-related and non-recurring expenses of acquisitions		8.1	—	0.12	—
Gains related to sales of non-core assets		(2.0)	(3.3)	(0.03)	(0.04)
Income tax (benefit) expense related to above items		(1.9)	0.8	(0.03)	0.01
Non-GAAP net income attributable to Reliance		$1,101.7	$593.6	$17.57	$9.17

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Pretax income	$762.6	$697.2	$444.1	$1,459.8	$803.1
Restructuring charges	0.3	1.1	—	1.4	0.1
Acquisition-related and non-recurring expenses of acquisitions	—	8.1	—	8.1	—
Gains related to sales of non-core assets	—	(2.0)	(1.3)	(2.0)	(3.3)
Non-GAAP pretax income	$762.9	$704.4	$442.8	$1,467.3	$799.9

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Gross profit - LIFO	$1,495.4	$1,387.1	$1,082.2	$2,882.5	$2,035.9
Amortization of inventory step-up	—	8.1	—	8.1	—
Non-GAAP gross profit	1,495.4	1,395.2	1,082.2	2,890.6	2,035.9
LIFO expense	12.5	37.5	200.0	50.0	300.0
Non-GAAP gross profit - FIFO	$1,507.9	$1,432.7	$1,282.2	$2,940.6	$2,335.9

Gross profit margin - LIFO	31.9%	30.9%	31.7%	31.4%	32.5%
Amortization of inventory step-up as a % of sales	—	0.2%	—	0.1%	—
Non-GAAP gross profit margin	31.9%	31.1%	31.7%	31.5%	32.5%
LIFO expense as a % of sales	0.3%	0.8%	5.8%	0.5%	4.8%
Non-GAAP gross profit margin - FIFO	32.2%	31.9%	37.5%	32.0%	37.3%

	June 30,	March 31,	June 30,
	2022	2022	2021
Total debt	$1,661.4	$1,662.4	$1,663.0
Less: unamortized debt discount and debt issuance costs	(13.7)	(14.6)	(17.1)
Carrying amount of debt	1,647.7	1,647.8	1,645.9
Less: cash and cash equivalents	504.5	548.0	727.6
Net debt	$1,143.2	$1,099.8	$918.3

	Twelve Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Net income	$1,917.5	$1,673.8	$827.2
Depreciation and amortization	233.2	232.4	228.3
Impairment of long-lived assets	4.7	4.7	10.1
Interest expense	62.5	62.6	62.8
Income taxes	622.3	547.5	269.0
EBITDA	$2,840.2	$2,521.0	$1,397.4

Net debt-to-EBITDA	0.4x	0.4x	0.7x
Total debt-to-EBITDA	0.6x	0.7x	1.2x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include the loss on sale of a business, acquisition-related and non-recurring expenses of its fourth quarter of 2021 acquisitions and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as total debt or net debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.